Exhibit 99.1 Earnings Press Release

Emclaire Financial Corp Reports Earnings for First Quarter 2020

EMLENTON, Pa., April 22, 2020 -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income available to common stockholders of $1.2 million, or $0.44 per diluted common share, for the three months ended March 31, 2020, a decrease of $892,000, or 42.8%, from $2.1 million, or $0.77 per diluted common share, reported for the comparable period in 2019.  The decrease in net income for the three months ended March 31, 2020 compared to the same period in 2019 resulted from decreases in net interest income and noninterest income and an increase in the provision for loan losses, partially offset by decreases in noninterest expense and the provision for income taxes.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, “The first quarter started off strong only to be disrupted by the COVID-19 pandemic and resulting economic crisis.  The well-being of our shareholders, customers, employees and communities is our top priority as we continue to monitor the rapidly changing circumstances surrounding the pandemic.  We have and will continue to adapt our business to meet customer needs and support our communities, including operating our banking offices in a socially responsible manner, strengthening our digital and electronic channels and offering loan payment relief options.  We are proud to be a participating lender in the Small Business Administration's Paycheck Protection Program through which we have provided a total of $28.3 million in loans to 172 local small businesses in their time of need.  We are confident that with our dedicated board of directors, management team and staff, diversified loan portfolio and strong capital position, we will be able to successfully navigate these uncertain times.”

OPERATING RESULTS OVERVIEW

Net income available to common stockholders decreased $892,000, or 42.8%, to $1.2 million, or $0.44 per diluted common share, for the three months ended March 31, 2020, compared to net income of $2.1 million, or $0.77 per diluted common share for same period in 2019.  The decrease resulted from decreases in net interest income and noninterest income of $530,000 and $32,000, respectively, and a $612,000 increase in the provision for loan losses, partially offset by decreases in noninterest expense and the provision for income taxes of $69,000 and $213,000, respectively.

Net interest income decreased $530,000, or 7.3%, to $6.7 million for the three months ended March 31, 2020 from $7.2 million for the same period in 2019. The decrease in net interest income resulted from a decrease in interest income of $89,000, or 1.0%, and an increase in interest expense of $441,000, or 24.9%.  The Corporation experienced a 26 basis point decrease in the yield on earning assets to 4.18% for the three months ended March 31, 2020 from 4.44% for the same period in 2019.  This was primarily driven by lower loan yields as a result of a highly competitive environment and market interest rates decreasing during the second half of 2019 and through the first quarter of 2020.  Partially offsetting the yield decrease, the Corporation experienced a $12.3 million increase in the average balance of loans outstanding following record loan production during the first quarter of 2020. The average rate on interest-bearing deposits increased 25 basis points to 1.23% for the three months ended March 31, 2020 from 0.98% for the same period in 2019 causing a $406,000 increase in interest expense.  Additionally, the Corporation's average balance of interest-bearing deposits increased $25.1 million, or 4.1%, causing a $63,000 increase in interest expense.

The provision for loan losses increased $612,000 to $792,000 for the three months ended March 30, 2020 from $180,000 for the same period in 2019. The increase in the provision for loan losses was primarily due to a $39.4 million increase in loan portfolio balances and the addition of a new specific pandemic qualitative factor to the allowance for loan losses calculation.   Criticized and classified loans decreased $865,000 during the quarter ended March 31, 2020 to $16.2 million, or 1.7%, of total assets from $17.0 million, or 1.9%, of total assets at the prior year end.

Noninterest income decreased $32,000, or 3.0%, to $1.0 million for the three months ended March 31, 2020 from $1.1 million for the same period in 2019 due to a $104,000 decrease in fees and service charges, partially offset by a $74,000 increase in gains on the sale of securities.  The decrease in fees and service charges was primarily due to a decline in overdraft charges.

Noninterest expense decreased $69,000, or 1.2%, to $5.5 million for the three months ended March 31, 2020 from $5.6 million for the same period in 2019. The decrease was primarily attributable to decreases in premises and equipment expense and FDIC insurance expense of $92,000 and $33,000, respectively, partially offset by an increase in other noninterest expense of $65,000.

The provision for income taxes decreased $213,000, or 46.7%, to $243,000 for the three months ended March 31, 2020 from $456,000 for the same period in 2019 as a result of the decrease in net income before provision for income taxes.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $28.9 million, or 3.2%, to $944.2 million at March 31, 2020 from $915.3 million at December 31, 2019.  The increase in assets was driven primarily by a $39.4 million increase in net loans receivable, partially offset by decreases in securities and cash and cash equivalents of $5.7 million and $4.9 million, respectively.  Liabilities increased $27.3 million, or 3.3%, to $856.7 million at March 31, 2020 from $829.4 million at December 31, 2019 due to an increase in borrowed funds of $32.0 million, partially offset by a decrease in customer deposits of $4.4 million.

Nonperforming assets increased slightly to $3.4 million, or 0.36% of total assets at March 31, 2020, compared to $3.2 million, or 0.34% of total assets at December 31, 2019.  Classified and criticized assets decreased $865,000 to $16.2 million or 1.7% of total assets at March 31, 2020, compared to $17.0 million or 1.9% of total assets at December 31, 2019.  The COVID-19 pandemic is obviously impacting the global and local economies and some customers' ability to continue making timely loan payments.  The Bank is focused on addressing the challenges of those facing hardship due to the pandemic and, as of April 20, has granted payment deferrals of up to three months on 274 loans which impacts $46.2 million, or 6.0% of the Bank's total loans.  The Bank continues to carefully monitor the loan portfolio and is well-positioned to weather a potential weakening of asset quality that may occur related to current circumstances.

Stockholders’ equity increased $1.7 million, or 2.0%, to $87.5 million at March 31, 2020 from $85.9 million at December 31, 2019 primarily due to a $1.2 million increase in accumulated other comprehensive income and a $378,000 increase in retained earnings as a result of $1.2 million of net income available to common stockholders, partially offset by $813,000 of common dividends paid.  The Corporation remains well capitalized and is well positioned for continued growth with total stockholders’ equity at 9.3% of total assets.  Book value per common share was $30.77 at March 31, 2020, compared to $30.14 at December 31, 2019.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “may”, “can”, “will”, “outlook”, “project”, “appears” or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

INVESTOR RELATIONS CONTACT:

William C. Marsh

Chairman, President and

Chief Executive Officer

Phone: (844) 800-2193

Email:  investor.relations@farmersnb.com

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period
	ended March 31,
	2020	2019

Interest income	$8,903	$8,992
Interest expense	2,213	1,772
Net interest income	6,690	7,220
Provision for loan losses	792	180
Noninterest income	1,025	1,057
Noninterest expense	5,490	5,559
Income before provision for income taxes	1,433	2,538
Provision for income taxes	243	456
Net income	$1,190	$2,082

Basic earnings per common share	$0.44	$0.77
Diluted earnings per common share	$0.44	$0.77
Dividends per common share	$0.30	$0.29

Return on average assets (1)	0.52%	0.95%
Return on average equity (1)	5.48%	10.47%
Return on average common equity (1)	5.75%	11.05%
Yield on average interest-earning assets	4.18%	4.44%
Cost of average interest-bearing liabilities	1.31%	1.10%
Cost of funds	1.08%	0.90%
Net interest margin	3.15%	3.57%
Efficiency ratio	70.93%	66.23%

(1)	Returns are annualized for the periods reported.

CONSOLIDATED BALANCE SHEET DATA:	As of	As of
	3/31/2020	12/31/2019

Total assets	$944,234	$915,296
Cash and equivalents	10,089	14,986
Securities	114,428	120,126
Loans, net	734,730	695,348
Intangible assets	20,665	20,707
Deposits	782,716	787,124
Borrowed funds	60,550	28,550
Common stockholders' equity	83,339	81,652
Stockholders' equity	87,545	85,858

Book value per common share	$30.77	$30.14

Net loans to deposits	93.87%	88.34%
Allowance for loan losses to total loans	0.97%	0.93%
Nonperforming assets to total assets	0.36%	0.34%
Stockholders' equity to total assets	9.27%	9.38%
Shares of common stock outstanding	2,708,712	2,708,712